Exhibit 99.1

Ross Ayotte	Ken Rizvi
Corporate Marketing	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-5978	(602) 244-3437
ross.ayotte@onsemi.com	ken.rizvi@onsemi.com

ON Semiconductor Successfully Achieves Bank Approval to Increase its Financial Flexibility and Prepays $120 Million of its Senior Secured Credit Facility

PHOENIX, Ariz. – Dec. 8, 2006 – ON Semiconductor Corporation (Nasdaq: ONNN) today announced that it has received approval from the requisite lenders under its senior secured credit facility to enable it to (i) replace a significant portion of its bank debt with indebtedness to be incurred outside of the facility (subject to market and certain financial conditions), (ii) incur additional indebtedness that is junior to the facility and (iii) expend up to $300 million to repurchase shares of the company’s common stock if at the time of such repurchases, the amount then outstanding under the senior secured credit facility is less than $225 million and the company meets a specified leverage condition.

ON Semiconductor also announced today that it has prepaid approximately $120 million of its senior secured credit facility with its cash on-hand. Indebtedness under the senior secured credit facility at September 29, 2006 was approximately $574 million, and the company has prepaid $175 million of that amount as of today.

“Since the beginning of 2006, we have paid down approximately $240 million of our senior secured facility, consistent with our financial strategy. The steps taken today are further evidence of our strategy to continue reducing our highest cost debt and improving the capital structure of the company,” said Donald Colvin, ON Semiconductor executive vice president and CFO.

About ON Semiconductor

With its global logistics network and strong portfolio of power semiconductor devices, ON Semiconductor (Nasdaq: ONNN) is a preferred supplier of power solutions to engineers, purchasing professionals, distributors and contract manufacturers in the computer, cell phone, portable devices, automotive and industrial markets. For more information, please visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor Prepays a Portion of Its Senior Secured Credit Facility

ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, information on the website is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to the continued repayment of debt, and reduction of interest expense and similar matters. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are in Item 1A Risk Factors of our Form 10-K for the year ended December 31, 2005 and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

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